Exhibit 99.1

Virtusa Announces Successful Completion of Mandatory Open Offer for Shares of Polaris Consulting & Services, Ltd.

Westborough, MA — (March 30, 2016) Virtusa Corporation (NASDAQ GS: VRTU) today announced the completion of the subscription period for an unconditional mandatory open offer with successful tender to purchase an additional 26% (1) of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd. (“Polaris”) from the company’s public shareholders. The mandatory open offer was conducted in accordance with requirements of the Securities and Exchange Board of India (“SEBI”) and the applicable Indian rules on Takeovers. Virtusa will accept the purchase of 26,719,942 shares of Polaris common stock for $3.25 per share (INR 220.73 per share) (2) for an aggregate purchase price of $86.8 million (INR 5,898 million) (2).  The mandatory open offer began on March 11, 2016 and closed on March 28, 2016 and was fully subscribed.

Upon settlement of the transaction, which is expected to occur by April 12, 2016, Virtusa’s ownership interest in Polaris will increase from 51.7% to 77.7% (4) of Polaris’ fully diluted shares outstanding, and from 52.9% to 79.6% of Polaris’ basic shares outstanding. Under applicable Indian rules on Takeovers, Virtusa is required to sell within one year of the settlement of the unconditional mandatory offer its shareholdings in Polaris in excess of 74.99% (5) of the basic outstanding share capital of Polaris.

Total purchase consideration for Virtusa’s 77.7% (4) fully diluted ownership interest in Polaris is approximately $252.7 million (INR 17,262 million). The total purchase consideration includes the $86.8 million (INR 5,898 million) (2) used in the unconditional mandatory open offer, and the $165.9 million (INR 11,364 million) (3) used to acquire approximately 51.7% (1) of the fully diluted outstanding shares of Polaris from founding shareholders, promoters, and certain other minority stockholders of Polaris as disclosed in Virtusa’s press release issued on March 3, 2016.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2016 Virtusa Corporation. All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

About Polaris Consulting & Services Ltd

Polaris Consulting & Services Ltd. is a leader in solutions and services that enable operational productivity for the global financial services industry. With a strong strategic consulting focus backed with high performance delivery in digital enterprise, payments, risk and compliance and data and analytics, Polaris’ services are strongly differentiated, with a formidable reputation in global consumer banking, treasury and capital markets, global transaction banking, insurance and enterprise commerce. Polaris’ services include process engineering, solution consulting, system integration, application development and maintenance, production support, testing, and infrastructure management. To deliver these services, Polaris has invested heavily in building deep functional and domain-specific models, tools and accelerators, which enable it to deliver higher productivity and better quality to its BFSI clientele.

The high performance outsourcing (HPO) model with aggressive performance-based outcome metrics also leverages highly domain specialized horizontal practices like high performance testing, infrastructure management, mainframe practice, CRM practice and BPO. Digital enterprise solutions extend across retail, logistics, manufacturing and enterprise commerce. For more details, please visit www.polarisft.com

Footnotes

(1) Based on fully-diluted capitalization of Polaris, which includes all outstanding shares and vested and unvested options, as of the 10th working day from the date of the closing of the mandatory unconditional offer.

(2) Based on an INR to US Dollar conversion rate of 67.94.

(3) Based on an INR to US Dollar conversion rate of 68.50.

(4) Estimated ownership on a fully diluted basis, inclusive of all outstanding shares and vested and unvested options, as of the 10th working day from the date of the closing of the mandatory unconditional offer.

(5) Under the Indian Takeover Regulations, Virtusa Consulting Services Private Limited, (“Virtusa India”), a subsidiary of Virtusa Corporation and acquirer of the Polaris shares, was required to make an offer to Polaris’ public shareholders to purchase an additional 26% of the fully diluted outstanding shares of Polaris. The mandatory unconditional offer is fully subscribed, and, when coupled with the 51.7% of the fully diluted outstanding shares of Polaris acquired under the share purchase agreement, the shares held by Virtusa India are in excess of 74.99% of basic outstanding share capital of Polaris. Virtusa India, as the “promoter” of Polaris under Indian laws, will be required to, within one year of the closing of shares tendered in the mandatory offer process, reduce its shareholding level to 74.99% of basic outstanding share capital of Polaris.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s plans, objectives, and strategies. For additional disclosure regarding risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Media Contact:

Amy Legere

Greenough
(617) 275-6517

alegere@greenough.biz

Investor Contacts:

William Maina

ICR

646-277-1236

william.maina@icrinc.com